EXHIBIT 4.1
                          HOME-STAKE OIL & GAS COMPANY
                            1997 INCENTIVE STOCK PLAN


1.   Preamble.

     Home-Stake Oil & Gas Company, an Oklahoma corporation ("HSOG"), hereby establishes the Home-Stake Oil & Gas Company 1997 Incentive Stock Plan (the "Plan) as a means whereby HSOG may, through awards of stock options and restricted stock:

          (a) provide Officers, Directors and key employees who have substantial responsibilities for the direction and management of HSOG and its Subsidiaries, as well as consultants to HSOG, with additional incentive to promote the success of the businesses of HSOG and its Subsidiaries;

          (b) enable such employees to acquire equity interests in HSOG; and

          (c) enable HSOG to attract and retain the services of key employees upon whose judgment and effort the successful conduct of its operations is largely dependent.

     Except as specifically provided herein, the provisions of the Plan do not apply to or affect any option, stock appreciation right, or stock heretofore or hereafter granted under any other stock or stock option plan of HSOG or any Subsidiary, and all such options, stock appreciation rights or stock continue to be governed by and subject to the applicable provisions of the plan or agreement under which they were granted.

2.   Definitions.

     2.01 "Administrator" shall mean that person designated by the Board from time to time to administrator the Awards made under the Plan, which designation shall be communicated to the Participants in writing.

     2.02 "Award" shall mean a grant of an Option or the award of Restricted Stock under the Plan.

     2.03 "Award Agreement" shall mean an agreement between HSOG and a Participant which evidences the grant of an Option and/or the award of Restricted Stock to a Participant and sets forth the terms and conditions of such Option and/or Restricted Stock.





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     2.04 "Board" or "Board of Directors" means the board of directors of HSOG.


     2.05 "Change in Control" means the occurrence of any one of the following events:

          (a) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(7) of the Exchange Act, except the Participant, his affiliates and associates, HSOG, or any corporation, partnership, trust or other entity controlled by HSOG (a "Subsidiary"), or any employee benefit plan of HSOG or of any Subsidiary (each such individual, entity or group shall hereinafter be referred to as a "Person"))becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of HSOG (the "Outstanding Company Common Stock" or (ii) the combined voting power of the then outstanding voting securities of HSOG entitled to vote generally in the election of directors (the "Company Voting Securities"), in either case; or

          (b) Individuals who, as of the beginning of any twenty-four month period, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the beginning of such period whose election or nomination for election by HSOG's shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of HSOG (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

          (c) Consummation by HSOG of a reorganization, merger or consolidation (a "Business Combination"), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the outstanding Company Common Stock and Company voting securities immediately prior to such Business Combination do not, immediately following such Business Combination, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Company Voting Securities, as the case may be; or





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          (d) (i) Consummation of a complete  liquidation or dissolution of HSOG or (ii) sale or other disposition of all or substantially all of the assets of HSOG other than to a corporation with respect to which, following such sale or disposition, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of such corporation is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition.

     2.06 "Code" means the Internal Revenue Code of 1986, as it exists now and as it may be amended from time to time.

     2.07 "Common Stock" means the common stock of HSOG, $.01 par value per share.

     2.08 "Company" means Home-Stake Oil & Gas Company, an Oklahoma corporation, and any successor thereto.

     2.09 "Director(s)" means a member or members of the Board.

     2.10 "Disability" means being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

     2.11 "Exchange Act" means the Securities Exchange Act of 1934, as it exists now or from time to time may hereafter be amended.

     2.12 "Fair Market Value" means for the relevant day:

          (a) If shares of Common Stock are listed or admitted to unlisted trading privileges on any national or regional securities exchange, the last reported sale price, regular way, on the composite tape of that exchange on the day Fair Market Value is to be determined;

          (b) If the Common Stock is not listed or admitted to unlisted trading privileges as provided in paragraph (a), and if sales prices for shares of Common Stock are reported by the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ"),





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     then the last  sale  price for  Common  Stock  reported  as of the close of business on the day Fair Market Value is to be determined, or if no such sale takes place on that day, the last sale price for the Common Stock reported as of the close of business on the next preceding day on which such stock was traded; or

          (c) If trading of the Common Stock is not reported by the NASDAQ System or on a stock exchange, Fair Market Value will be determined by the Board in its discretion based upon the best available data.

     2.13 "Incentive Stock Option" or "ISO" means an Option that complies with the terms and conditions set forth in Section 422 of the Code and is designated as an ISO at the time of its grant.

     2.14 "Officer" means a corporate officer of HSOG or any Subsidiary or affiliate of HSOG.

     2.15 "Option" means the right of a Participant to purchase a specified number of shares of Common Stock, subject to the terms and conditions of the Plan.

     2.16 "Option Date" means the date upon which an Option is granted, or Restricted Stock is awarded, to a Participant under the Plan.

     2.17 "Option Price" means the price per share at which an Option may be exercised.

     2.18 "Participant" means an individual, or to the extent permitted as contemplated at Section 5 hereof, the account of an individual, to whom an Option or Restricted Stock has been granted under the Plan.

     2.19 "Plan" means the Home-Stake Oil & Gas Company 1997 Incentive Stock Plan herein and as from time to time amended.

     2.20 "Restricted Stock" means Common Stock awarded to a Participant pursuant to the Plan and subject to the restrictions contained or authorized in Section 7 hereof.

     2.21 "Securities Act" means the Securities Act of 1933, as it exists now or from time to time may hereinafter be amended.

     2.22 "Stock Split" means the 30-for-1 split of the issued and outstanding shares of Common Stock to be effected pursuant to amendments to HSOG's Certificate of Incorporation in connection with the proposed merger of The Home-Stake Royalty Corporation into HSOG, which amendments also provide for





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     an increase in the number of HSOG's authorized shares of Common Stock. Such merger has been approved by the Board of Directors on the same date as this Plan, and such Stock Split and increase in authorized shares will become effective upon the effective date of such merger.

     2.23 "Subsidiary" means any corporation or other entity of which the majority voting power or equity interest is owned directly or indirectly by HSOG.

     2.24 "Termination of Employment" means:

          (a) with respect to an employee, when the employee's employment relationship with HSOG and all of its Subsidiaries is terminated, regardless of any severance arrangements. A transfer from HSOG to a Subsidiary or affiliate of HSOG or a Subsidiary, or vice versa is not a termination of employment for purposes of the Plan;

          (b) with respect to a consultant, when the consultant's consulting relationship with HSOG is terminated either due to the termination of any consulting agreement, or otherwise, regardless of the fact that no employment relationship exists; or

          (c) with respect to an Officer or Director, when such individual is no longer serving as an Officer or Director of HSOG, as a consultant to or employee of HSOG and any of its Subsidiaries.

     2.25 Rules of Construction.

          (a) Governing Law. The construction and operation of the Plan are governed by the laws of the State of Oklahoma.

          (b) Undefined Terms. Unless the context requires another meaning, any term not specifically defined in the Plan has the meaning given to it by the Code.

          (c) Headings. All headings in the Plan are for reference only and are not to be utilized in construing the Plan.

          (d) Gender. Unless clearly appropriate, all nouns of either gender refer indifferently to persons of either gender.

          (e) Singular and Plural. Unless clearly inappropriate, singular terms refer also to the plural and vice versa.





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          (f)  Severability.  If any  provision of the Plan is  determined to be illegal or invalid for any reason, the remaining provisions shall continue in full force and effect and shall be construed and enforced as if the illegal or invalid provision did not exist, unless the continuance of the Plan in such circumstances is not consistent with its purposes.

3.   Stock Subject to the Plan.


Four Hundred Fifty-One Thousand Seven Hundred and Thirty-Six (451,736) shares of HSOG's Common Stock (or such greater or lesser number of shares that equals ten percent (10%) of the issued and outstanding shares of Common Stock after giving effect to the Stock Split and the merger of The Home-Stake Royalty Corporation with the Company) have been reserved for issuance under this Plan. Such shares of Common Stock may be newly issued shares or shares from the Company's Treasury. Such number of shares available under this Plan shall be increased automatically without further action by the Board of Directors or shareholders of the Company to that number which, when added to the number of shares subject to Options granted under this Plan and any other stock plan(s) of the Company equals ten percent (10%) of the issued and outstanding shares of Common Stock at such time(s) after the effective date of the Stock Split as the Company issues additional shares of Common Stock (excluding for purposes of determining the number of shares available under this Plan and the time(s) of such automatic increases all shares of Common Stock issued pursuant to this Plan and any other stock plan(s) of the Company and all shares of Common Stock in the Company's Treasury). Options may be: (a) Incentive Stock Options, (b) other forms of statutory stock options, or (c) nonstatutory (non-qualified) options.

4.   Administration.

     The Plan shall be administered by the Board. In addition to any other powers set forth in the Plan, the Board has the exclusive authority:

          (a) to construe and interpret the Plan, and to remedy any ambiguities or inconsistencies therein;

          (b) to establish, amend and rescind appropriate rules and regulations relating to the Plan;

          (c) subject to the express provisions of the Plan, to determine the individuals who will receive Awards of Options and/or Restricted Stock, the times when they will receive them, the number of shares to be subject to each Award and the Option Price, payment terms, payment method, and expiration date applicable to each Award;






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          (d) to contest on behalf of HSOG or  Participants,  at the  expense of
     HSOG, any ruling or decision on any matter relating to the Plan or to any Awards of Options and/or Restricted Stock;

          (e) generally, to administer the Plan, and to take all such steps and make all such determinations in connection with the Plan and the Awards of Options and/or Restricted Stock as it may deem necessary or advisable;

          (f) to determine the form in which tax withholding under Section 14 of the Plan will be made; and

          (g) to amend the Plan or any Option or Restricted Stock granted or awarded hereunder as may be necessary in order for any business combination involving HSOG to qualify for pooling-of-interest treatment under APB No. 16.

5.   Eligible Participants.

     Subject to the provisions of the Plan, the persons who shall be eligible to participate in the Plan and be granted Awards shall be those persons who are Officers, Directors, key employees and consultants of HSOG or any Subsidiary who shall be in a position, in the opinion of the Board, to make contributions to the growth, management, protection, and success of HSOG and its Subsidiaries. Of those persons described in the preceding sentence, the Board may, from time to time, select persons to be granted Awards and shall determine the terms and conditions with respect thereto. In making any such selection and in determining the form of the Award, the Board may give consideration to the functions and responsibilities of the person, to the person's contributions to HSOG and its Subsidiaries, the value of the individual's service to HSOG and its Subsidiaries and such other factors deemed relevant by the Board. In the event and to the extent authorized by the United States Departments of Treasury and Labor, the HSOG 401(k) Plan account of an employee of HSOG or a Subsidiary may also be a Participant, the Board may grant Options to such account and, to the extent such account is a Participant, the Options in such an account shall be subject to all of the terms and provisions of the Plan as if the Options had been granted to the individual for whom the account is maintained.

6.   Terms and Conditions of Options.

     The Board may, in its discretion, grant Options to any Participant under the Plan. Each Option shall be evidenced by a written agreement between HSOG and the Participant. Unless the Board at the time of grant specifically designates Options granted under the Plan as Incentive Stock Options, all Options granted under the Plan shall be non-statutory options. Each Option agreement, in such





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form as is  approved  by the Board,  shall be subject to the  following  express terms and conditions and to such other terms and conditions, not inconsistent with the Plan as the Board may deem appropriate:

          (a) Option Period. Each Option granted under the Plan shall be for such period as is established by the Board, except that each ISO shall expire no later than ten years after the Option Date. Where Options are exercisable in installments, the right to purchase any shares shall be cumulative, so that when the right to purchase any shares has matured, such shares may be purchased thereafter until the expiration of the Option. The Board shall have the power to accelerate the exercisability of installments for any Option granted under the Plan.

          (b) Option Price. At the time when the Option is granted, the Board will fix the Option Price; provided, however, that except as provided herein at Section 6(c)(i), the Option Price shall be no less than the Fair Market Value on the Option Date.

          (c) Other Option Provisions. The form of Option authorized by the Plan may contain such other provisions as the Board may from time to time determine, including:

               (i) "Discounted Options" which may be granted to any Participant. A "Discounted Option" is an Option having an Option Price per share (i) less than the Fair Market Value at the Option Date provided such Option Price shall not be less than 50% of the Fair Market Value at the Option Date, or (ii) in the case of Directors, equal to the Fair Market Value at the Option Date, less the amount of salary or Director's fees elected (at least six months before the commencement of the calendar or fiscal year with respect to which such fees will be earned) by a Director to be received in the form of Options (the "deferred amount") divided by the number of shares subject to the Option. Discounted Options shall not be forfeitable under any provision of the Plan and shall be exercisable until the third anniversary of the Participant's Termination of Employment;

               (ii) "Reload Options" which may be granted only to Directors and employees of HSOG or a Subsidiary. A "Reload Option" is an Option automatically granted to a Participant pursuant to the terms of an Award Agreement upon the delivery (actual, constructive or by attestation) of shares of Common Stock to pay any required withholding tax in respect of the exercise of an Option (the "delivered shares"). Such Reload Option entitles the Participant to purchase (at an option price equal to the Fair Market Value at the time of such delivery) a number of shares of Common Stock equal to the number of delivered shares. Reload Options shall be subject to all of the terms of the Plan and the Award Agreement in respect to which they are granted, including the Option Period





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               for the Option exercised by delivery of the delivered shares, and shall not be exercisable before the earlier of one year after their grant or the day before the expiration of such Option Period. In the discretion of the Board, Reload Options granted on the exercise of ISO's may be ISO's or non-qualified options.

               (d) Incentive Stock Options. ISO's may only be granted to employees of HSOG or of a Subsidiary. No more than Four Hundred Fifty-One Thousand Seven Hundred and Thirty-Six (451,736) shares of HSOG's Common Stock (as adjusted to reflect the Stock Split) may be issued upon the exercise of ISO's granted under this Plan and no ISO may be granted under the Plan after the tenth anniversary of the date the Plan is approved by the shareholders of HSOG. The aggregate Fair Market Value (determined as of the Option Date of the ISO) of the Common Stock with respect to which ISO's are first exercisable by a Company or Subsidiary employee during any calendar year under all Option plans of HSOG shall not exceed $100,000. An ISO granted to an employee who, at the time the ISO is granted, owns Common Stock possessing more than ten percent (10%) of the total combined voting power of all classes of capital stock of HSOG or a Subsidiary thereof shall have an exercise price equal to not less than 110 percent (110%) of the Fair Market Value on the Option Date. Notwithstanding any other provision of this Plan, an ISO shall not be transferable or assignable otherwise than by will or the laws of descent and distribution. Any Participant who disposes of shares acquired upon the exercise of an ISO either (i) within two years after the Option Date of the Option under which the shares were acquired or (ii) within one year after the acquisition of such shares shall notify HSOG of such disposition and of the amount realized. Failure by a Participant to so notify HSOG of such a disposition of shares shall entitle HSOG to treat the shares of Common Stock issued to such Participant as void ab initio or to recover from the Participant the greater of the value of the shares disposed of as of the date of disposition or the value of the shares disposed of as of the date HSOG learns of such disposition from either
          (ii) any amounts due to such Participant from HSOG or a Subsidiary, or
          (ii) otherwise. HSOG may, at its discretion, place a legend noting the possible consequences of a Participant's failure to provide such disposition notice on shares of Common Stock delivered upon the exercise of an ISO.

               (e) No person shall have any rights of a shareholder with respect to any shares to be delivered upon the exercise of an Option until such time as such Option is validly exercised.

7.   Terms and Conditions of Restricted Stock Awards.

     The Board, in its discretion, may grant Restricted Stock to any Participant under the Plan, the purchase price of which shall be established by the Board, which purchase price may be financed by HSOG on terms established by the Board.





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Each grant of Restricted Stock shall be evidenced by an Award Agreement  between
HSOG and the Participant. All shares of Common Stock awarded to Participants under the Plan as Restricted Stock shall be subject to the following express terms and conditions and to such other terms and conditions, not inconsistent with the Plan, as the Board shall deem appropriate:

          (a) Restrictions on Transfer. Shares of Restricted Stock awarded to Participants shall contain such restrictions on transfer as the Board may determine in its sole discretion. Except as permitted under Section 12 of the Plan, shares of Restricted Stock awarded to Participants may not be sold or transferred before such restrictions on transfer lapse, and may only be pledged to HSOG or any Subsidiary to satisfy any obligations that the Participant may have to HSOG or the Subsidiary with respect to the acquisition of such shares of Restricted Stock. Subject to the provisions of subparagraphs (b) and (c) below and any other restrictions imposed by law, the certificates for any shares of Restricted Stock the restrictions on which have lapsed will be transferred to the Participant or, in the event of his death, to the beneficiary or beneficiaries designated by writing filed by the Participant with the Board for such purpose or, if none, to his estate. Delivery of shares in accordance with the preceding sentence shall be made within the 30-day period after such restrictions shall lapse.

          (b) Certificates Deposited With Company. Each certificate issued in respect of shares of Restricted Stock awarded under the Plan shall be registered in the name of the Participant and deposited with HSOG. Each such certificate shall bear the following (or a similar) legend:

          "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) relating to Restricted Stock contained in the Home-Stake Oil & Gas Company 1997 Incentive Stock Plan and an agreement entered into between the registered owner and Home-Stake Oil & Gas Company. Copies of such Plan and agreement are on file at the principal office of Home-Stake Oil & Gas Company."

          (c) Shareholder Rights. Subject to the foregoing restrictions, each Participant shall have all the rights of a shareholder with respect to his shares of Restricted Stock including, but not limited to, the right to vote such shares.

          (d) Dividends. On each Common Stock dividend payment date, each Participant shall receive an amount equal to the dividend paid on that date on a share of Common Stock, multiplied by his number of shares of Restricted Stock.





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8.   Manner of Exercise of Options; Deferral of Receipt of Shares.

          (a) To exercise an Option in whole or in part, a Participant (or, after his death, his executor or administrator) or his assignee (as contemplated at Section 12 hereof) must give written notice to the Administrator, stating the number of shares with respect to which he intends to exercise the Option. HSOG will issue the shares with respect to which the Option is exercised upon payment in full of the Option Price. The Option Price may be paid (i) in cash, (ii) in shares of Common Stock held by the Participant, his executor, administrator, or assignee, and having an aggregate Fair Market Value, as determined as of the close of business on the day on which such Option is exercised, equal to the Option Price, (iii) if permitted by the Board, a promissory note in the amount of the Option Price, which note shall provide for full personal liability of the maker and shall contain such other terms and provisions as the Board may determine, including without limitation the right to repay the note partially or wholly with Common Stock, (iv) if authorized by the Board in the Award Agreement for the Option being exercised, by delivery of irrevocable instructions to a broker to promptly deliver to HSOG the amount of sale or loan proceeds necessary to pay for all Common Stock acquired through such exercise and any tax withholding obligations resulting from such exercise, (v) if authorized by the Board in the Award Agreement for the Option being exercised, by the withholding by HSOG, pursuant to a written election delivered by the Participant, his executor, administrator, or assignee, to the Administrator on or prior to the date of exercise, from the shares of Common Stock issuable upon any exercise of the Option that number of shares having a Fair Market Value as of the close of business on the day on which such Option is exercised equal to such Option Price, (vi) by constructive delivery ("attestation") of shares of Common Stock held by the Participant, his executor, administrator, or assignee, and having an aggregate Fair Market Value, as determined as of the close of business on the day of exercise, equal to the Option Price effected through providing HSOG with a notarized statement on or before the day of exercise attesting to the number of shares owned by the Participant, his executor, administrator, or assignee, that will serve as the Option Price payment shares, or (vii) as authorized by the Board in the Award Agreement for the Option being exercised, by a combination of such methods. The Option Price may also be paid in shares of Common Stock which were received by the Participant, his executor, administrator, or assignee, upon the exercise of one or more Options or as an award of Restricted Stock under the Plan;
     provided, however, that in the event shares of Restricted Stock are tendered as consideration for the exercise of an Option, a number of the shares issued upon the exercise of said Option, equal to the number of shares of Restricted Stock used as consideration therefor, shall be subject to the same restrictions as the Restricted Stock so submitted were at the time of their submission plus any additional restrictions that may be imposed by the Board.

          (b) A Participant (but not his executor, administrator or assignee) may elect to defer the receipt of a portion of the shares of Common Stock (the "Deferred Shares") deliverable upon the exercise of a non-qualified Option provided such Participant (i) delivers to the Board a written election (a "Deferral Election") to defer the receipt of shares of Common Stock, in such form and with such terms as the Board determines, no later than six months before the date of exercise of an Option as to which the receipt of a portion of the shares of Common Stock is to be deferred, (ii) pays the Option Price payable upon such exercise by delivery, or by attestation, to HSOG of shares of Common Stock as provided at Section 8(a) hereof, and (iii) is employed by HSOG or a Subsidiary at the time of exercise of such Option. Only the number of shares otherwise deliverable upon exercise of a non-qualified Option in excess of the number of shares of Common Stock delivered in payment of the Option Price upon any exercise of such Option shall be Deferred Shares. Any such Deferral Election shall be revocable only upon the delivery of a superseding Deferral Election for the shares subject to a Deferral Election. Upon the exercise of an Option subject to a Deferral Election, that number of shares of Common Stock which, but for such Deferral Election, would be deliverable upon such exercise shall be issued to HSOG for the benefit of the Participant and credited to a bookkeeping account (a "Unit Account") in the name of the Participant. Each Participant's Unit Account will be credited with all non-cash property either distributed in respect of any Deferred Shares, credited to such account or into which any Deferred Shares credited to such Unit Account are converted. All cash distributed in respect of a Participant's Deferred Shares or into which a Participant's Deferred Shares are converted shall be delivered to such Participant as soon as is reasonably practical after such distribution or conversion. No Participant shall be entitled to vote the Deferred Shares and instead such shares shall be voted by the Secretary of HSOG on behalf of such Participant on all matters on which the holders of Common Stock are entitled to vote in the same manner as a majority of the shares of Common Stock are voted.

9.   Vesting.

     A Participant may not exercise an Option until it has become vested. The portion of an Option Award that is vested depends upon the vesting restrictions, if any, established by the Board for such Option at the time of its grant and the period that has elapsed since the Option Date.

10.  Change in Control.

     Notwithstanding the provisions of Sections 6 and 7 or anything contained in a Participant's agreement to the contrary, upon a Change in Control, all Options and/or Restricted Stock shall be subject to the following:

          (a) The restrictions and limitations applicable to any Options shall lapse, and such Options shall become free of all restrictions and become fully vested to the full extent of the original grant.

          (b) HSOG shall have the right to acquire from Participants their vested Options for which the value, as established in the Change in Control, of the Common Stock issuable upon exercise thereof is greater than the Option Price by payment of the amount by which the price per share of Common Stock, as established in the Change in Control, exceeds the Option Price; and

          (c) All Restricted Stock shall become free of all restrictions and be fully vested and transferable.

11.  Adjustments to Reflect Changes in Capital Structure.

     If there is any change in the corporate structure or shares of HSOG, the Board of Directors may, in its discretion, make any adjustments necessary to prevent accretion, or to protect against dilution, in the number and kind of shares authorized by the Plan and, with respect to outstanding Options and/or Restricted Stock, in the number and kind of shares covered thereby and in the applicable Option Price. For the purpose of this Section 11, a change in the corporate structure or shares of HSOG includes, without limitation, any change resulting from a recapitalization, stock split, stock dividend, consolidation, rights offering, spin-off, reorganization, or liquidation and any transaction in which shares of Common Stock are changed into or exchanged for a different number or kind of shares of stock or other securities of HSOG or another corporation.

12. Non-Transferability of Options and Restricted Stock; Limited Exception to Transfer Restrictions.

          (a) Unless otherwise expressly provided in this Section 12, by applicable law or by any Award Agreement, as the same may be amended, evidencing the grant or award of Restricted Stock or Options: Awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; Awards shall be exercised only by the person to whom such Awards were granted or awarded (a "Recipient"); and amounts payable or shares issuable pursuant to Awards shall be delivered only to or for the account of a Recipient.

          (b) Except as precluded by any applicable law, the Board may permit Awards to be transferred to and exercised by and paid to certain persons or entities related to the Recipient, including, but not limited to members of the Recipient's immediate family (parents, grandparents, children, grandchildren, spouse, siblings), charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Recipient's immediate family and/or charitable institutions, or to such other persons or entities as may be approved by the Board, pursuant to such conditions and procedures as the Board may establish. Any permitted transfer shall be subject to the condition that the Board receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes on a gratuitous or donative basis and without consideration other than nominal consideration.

          (c) The exercise and transfer restrictions in this Section 12 shall not apply to:

               (i) transfers to HSOG;

               (ii) the designation of a beneficiary to receive benefits in the event of the Recipient's death or, if the Recipient has died, transfers to or exercise by the Recipient's beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution;

               (iii) transfers pursuant to a domestic relations order;

               (iv) if the Recipient has suffered a disability, permitted transfers or exercises on behalf of the Recipient by his or her legal representative; or

               (v) the authorization by the Board of "cashless exercise" procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of Awards consistent with applicable laws and the express authorization of the Board.

          (d) In the event of a transfer of an Award pursuant to Subsection (b) or (c) of this Section 12, the Recipient will remain liable for any taxes (including withholding and social security taxes) due upon or as a consequence of the exercise of or lapse of any restrictions in respect of an Award and neither HSOG nor the Board shall have any obligation to provide notice to a transferee of any event or information that has, will or could in any way affect an Award or its exercise.

13.  Rights as Shareholder.

     No person shall have any rights of a shareholder as to shares of Common Stock subject to an Award under the Plan until, after proper exercise of the Award or other action required, such shares shall have been recorded on HSOG's official shareholder records as having been issued or transferred. Upon exercise of the Award or any portion thereof, HSOG will have thirty (30) days in which to issue the shares, and the Participant will not be treated as a shareholder for any purpose whatsoever prior to such issuance. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date such shares are recorded as issued or transferred in HSOG's official shareholder records, except as provided herein or in an Agreement.

14.  Withholding Tax.

     Upon the exercise of an Option, or the lapse of restrictions on Restricted Stock, requiring tax withholding, the Participant will be required to pay to HSOG for remittance to the appropriate taxing authorities an amount necessary to satisfy the employee's portion of federal, state and local taxes, if any, incurred by reason of the exercise of an Option or the lapse of such restrictions. A Participant may elect to have any tax withholding obligation incurred upon the exercise of or lapse of restrictions in respect of an Award satisfied by payment of cash by the Participant, by the withholding of cash otherwise due the Participant, or, except in the case of ISO's, by the withholding of shares of Common Stock issuable upon such occurrence and having an aggregate Fair Market Value on the day prior to the day of exercise or lapse sufficient to satisfy the applicable tax withholding requirement; provided, however, that if the Participant elects to have shares of Common Stock withheld from the shares deliverable upon such exercise or lapse, a Participant's election must be delivered to the Administrator in writing on or prior to the date of exercise of the Options or lapse of restrictions with respect to Restricted Stock.

15.  Termination of Employment.

     In the event of a Participant's Termination of Employment, the following rules shall apply:


          (a) Resignation in order to assume employment, approved by HSOG's Chief Executive Officer, with a governmental, charitable or educational institution, or business entity affiliated with HSOG:

          When a Participant resigns to assume employment, approved by HSOG's Chief Executive Officer, with a governmental, charitable or educational institution, or business entity in which HSOG has an equity interest, the Board may (i) authorize the continuation of Options granted or Restricted Stock awarded prior to termination as if the Participant were still employed by HSOG and (ii) permit the exercise of such Options or lapse of restrictions in respect of Restricted Stock during periods after such Termination of Employment, but not beyond the original expiration date of the Option. Such actions will not be authorized to the extent they would cause outstanding ISOs to be considered to have been modified for purposes of Section 424(h) of the Code. Unless the Board determines otherwise, termination of such approved employment, except to rejoin HSOG or accept other employment which would qualify under this paragraph (a), or divestiture by HSOG of its equity interest in such business entity, shall be treated as a termination of employment pursuant to paragraph (b), (c) or
     (d) of this Section 15.

          (b) Termination of Employment for any reason other than death, disability or resignation for approved employment pursuant to paragraph (a) above:

          Any Option or Restricted Stock shall expire forthwith; provided, however, that with the approval of the Board evidenced by a writing signed by an executive officer of HSOG other than the Participant, unvested Options may be accelerated to vest immediately, any Options exercisable at the time of such termination may be exercised up to a date after such termination that is determined by the Board, but not exceeding five years from the date of such termination and not beyond the date the Option otherwise would have expired in accordance with the Award Agreement evidencing such Option and/or the restrictions on Restricted Stock may be eliminated so that such Restricted Stock is free of such restrictions at the time of Termination of Employment and not forfeited upon such Termination of Employment.

          (c) Death of a Participant:

          A Participant's estate or beneficiaries shall have a period up to the later of one year after the Participant's death or the expiration date specified in the Award Agreement within which to exercise the Option; provided, however, in the case of ISO's, the Participant's estate or beneficiaries may exercise an Option only until the expiration date specified in the Award Agreement. Any Option may be immediately exercised in full by the Participant's estate or beneficiaries. In the event the Participant's estate is closed with exercisable Options then unexercised, the rights under this paragraph shall pass by will or the laws of descent and distribution. In the case of Restricted Stock, the restrictions on such Restricted Stock shall be deemed to have lapsed immediately before such Participant's death.

          (d) Disability of a Participant:

          In the event of a Participant's Disability during employment, the Participant, or his or her guardian or legal representative shall have a period up to the expiration date specified in the Award Agreement within which to exercise the Option; provided, however, in the case of ISO's, the Participant, or his or her guardian or legal representative shall have a period up to the earlier of the expiration date or one year after the

     Participant's Termination of Employment within which to exercise the Option. In the case of Restricted Stock, the restrictions on such Restricted Stock shall be deemed to have lapsed immediately before the Termination of Employment of such Participant.

16.  Cancellation of Option Grants and Restricted Stock.

          (a) After Termination of Employment. If there is a Termination of Employment with respect to a Participant for any reason other than death, and, pursuant to paragraph (a), (b) or (d) of Section 15, one or more Options have not yet expired or the restrictions pertain ing to Restricted Stock have not lapsed, the Board, in its sole discretion, which may be dele gated to the Chief Executive Officer of HSOG or to the Chairman of the Board, may cancel any such Options at any time prior to the exercise thereof or declare forfeited any such Restricted Stock before the related restrictions lapse unless the following conditions are met:

               (i) The Participant shall not render services for any organization or engage directly or indirectly in any business which, in the judgment of the Chief Executive Officer of HSOG, is or becomes competitive with HSOG, or which is or becomes otherwise prejudicial to or in conflict with the interests of HSOG. The judgment of the Chief Executive Officer shall be based on the Participant's positions and responsibilities while employed by HSOG, the Participant's post-employment responsibilities and position with the other organization or business, the extent of past, current and potential competition or conflict between HSOG and the other organization or business, the effect on HSOG's customers, suppliers and competitors of the Participant's assuming the post-employment position, and such other considerations as are deemed relevant given the applicable facts and circumstances. The Participant shall be free, however, to purchase as an investment or otherwise, stock or other securities of such organization or business so long as such stock or securities are listed upon a recognized securities exchange or traded over-the-counter, and such investment does not represent a substantial investment to the Participant or a greater than five percent (5%) equity interest in the organization or business.

               (ii) The Participant shall not, without prior written authorization from HSOG, disclose to anyone outside HSOG, or use in other than HSOG's business, any confidential information or material relating to the business of HSOG, acquired by the Participant either prior to or after such Participant's Termination of Employment.

          (b) Before Termination of Employment. The Board, in its sole discretion, which may be delegated to the Chief Executive Officer of HSOG or to the Chairman of the Board, may cancel any Options held by a person or reduce the number thereof at any time prior to the exercise thereof or declare forfeited a part or all of any shares of Restricted Stock awarded to a Participant under the following circumstances:

               (i) The Participant's conduct either in connection with his or her employment by HSOG or otherwise is deemed inimical to the interests of HSOG.

               (ii) The Participant's employment responsibilities with HSOG are reduced or altered and the Board determines that the Participant would not have been granted the Options or awarded the shares of Restricted Stock, or such number of Options or shares of Restricted Stock, had the Participant's employment responsibilities been at the reduced or altered level at the time of the grant or award of such Options or shares of Restricted Stock.

17.  No Right To Employment.

     Participation in the Plan will not give any Participant a right to be retained as an employee of HSOG or any Subsidiary, or any right or claim to any benefit under the Plan, unless the right or claim has specifically accrued under the Plan.

18.  Amendment of the Plan.

     Except as provided in this Section 18, the Board of Directors may amend, modify, suspend or discontinue this Plan for the purpose of meeting any changes in legal requirements or for any other purpose permitted by law. Except for any adjustments pursuant to Section 11, the Board of Directors may not (a) increase the maximum number of shares that may be issued under the Plan, except with the approval of the shareholders of HSOG, (b) decrease the exercise price with respect to any Option previously granted, or (c) delegate the administration of this Plan to any committee.The Board may from time to time amend or revise the terms of the Plan in whole or in part and may without limitation, adopt any amendment deemed necessary.

19.  Notice.

     Any written notice to HSOG required by any of the provisions of the Plan shall be addressed to the Administrator, if so required under the Plan, and otherwise to the Chairman of the Board or to the Chief Executive Officer of HSOG, and shall become effective when it is received by the office of such Administrator, Chairman or the Chief Executive Officer.

20.  Company Benefit and Compensation Plans.

     Nothing contained in the Plan shall prevent any Participant prior to death, or the Participant's dependents or beneficiaries after the Participant's death, from receiving, in addition to any Options or Restricted Stock provided for under the Plan, any salary, incentive or performance plan Awards, payments under a Company retirement plan or other benefits that may be otherwise payable or distributable to such Participant, or to the Participant's dependents or beneficiaries under any other plan or policy of HSOG or otherwise. To the extent permitted by law, grants of Options or awards of Restricted Stock under the Plan may be made in combination with, or as alternatives to, grants, awards or payments under other Company plans.

21.  Representations and Warranties.

     No person shall at any time have a right to be selected as a Participant in the Plan, nor having been selected as a Participant for one Award to be selected as a Participant for any other Award, and no person shall have any authority to enter into any agreement assuring such selection or making any warranty or representation with respect thereto. A Participant shall have no rights to or interest in any Option or Restricted Stock except as set forth herein.

22.  Unfunded Plan.

     Insofar as it provides for grants of Options and awards of Restricted Stock, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are or may become entitled to Common Stock under the Plan, any such accounts shall be used merely as a bookkeeping convenience. HSOG shall not be required to segregate any assets that may at any time be represented by Common Stock, nor shall the Plan be construed as providing for such segregation, nor shall HSOG nor the Board be deemed to be a trustee of any Common Stock issuable or deliverable under the Plan. Any liability of HSOG to a Participant with respect to a grant of Options or award of Restricted Stock under the Plan shall be based solely upon any contractual obligations that may be created by the Plan or an Award Agreement; no such obligation of HSOG shall be deemed to be secured by any pledge or other encumbrance on any property of HSOG. Neither HSOG nor the Board shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.

23.  Shareholder Approval.

     Continuance of the Plan, and the validity of any Options granted or Restricted Stock awarded under the Plan, shall be subject to approval by the shareholders of HSOG of the Plan within 12 months after the date the Plan is adopted by the Board.

24.  Conditions Upon Issuance of Shares.

     An Option shall not be exercisable, a share of Common Stock shall not be issued pursuant to the exercise of an Option, and restrictions on Restricted Stock awarded shall not lapse until such time as the Plan has been approved by the shareholders of HSOG and unless the Award of Restricted Stock, exercise of such Option and the issuance and delivery of such share pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares of Common Stock may then be listed, and shall be further subject to the approval of counsel for HSOG with respect to such compliance. As a condition to the exercise of an Option, HSOG may require the person exercising such Option to represent and warrant at the time of any such exercise that the Common Stock is being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for HSOG, such a representation is required by any of the aforementioned relevant provisions of law.

25.  Effective Date and Termination of Plan.

          25.1 Effective Date. The Plan is effective as of the of the date of its adoption by the Board of Directors, subject to its approval by the shareholders of HSOG, pursuant to Section 23.

          25.2 Termination of the Plan. The Board may terminate the Plan at any time with respect to any shares that are not then subject to Options or Restricted Stock. Termination of the Plan will not affect the rights and obligations of any Participant with respect to Options or Restricted Stock awarded before termination.